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                                                                  Exhibit 10.2
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                                 Amendment No. 1

                                       to

                              Amended and Restated

                          Agreement and Plan of Merger

                                      among

                             Base Ten Systems, Inc.

                                 Newco B10, Inc.

                                       and

                              ConvergenceHealth.com







                                 March 12, 2002









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                                 AMENDMENT NO. 1
                                       TO
                AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER

                  AMENDMENT NO. 1 TO AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER, dated as of March 12, 2002 (this "Amendment"), by and among Base Ten Systems, Inc., a New Jersey corporation having its principal office at 535 East County Line Road, Suite 16, Lakewood, New Jersey 08701 ("Base Ten"), Newco B10, Inc., a Nevada corporation wholly-owned by Base Ten having its principal office at 535 East County Line Road, Suite 16, Lakewood, New Jersey 08701 ("Newco," and together with Base Ten, the "Purchasers") and ConvergenceHealth.com, a Nevada corporation having its principal office at 774 Mays Boulevard, Suite 386, Incline Village, Nevada 89451 (the "Company," and together with the Purchasers, the "Parties").

                  WHEREAS, the Parties entered into an Agreement and Plan of Merger, dated as of January 18, 2002 (the "Original Merger Agreement");

                  WHEREAS, the Parties subsequently entered into an Amended and Restated Agreement and Plan of Merger, executed on February 1, 2002 and effective as of January 18, 2002 (the "Amended and Restated Merger Agreement");

                  WHEREAS, the Parties desire to further amend the terms of the Amended and Restated Merger Agreement and to have the Original Merger Agreement and the Amended and Restated Merger Agreement, as amended hereby, continue in full force and effect;

                  WHEREAS, Section 8.2 of the Amended and Restated Merger Agreement provides that the Parties may amend the Amended and Restated Merger Agreement so long as such amendment is set forth in writing and is executed by the Parties;

                  WHEREAS, the Amended and Restated Merger Agreement contemplates a transaction in which (i) Newco will merge with and into the Company (the "Merger") pursuant to the Amended and Restated Merger Agreement and the Plan of Merger (as defined in Section 1.1 of the Amended and Restated Merger Agreement) and the applicable provisions of the laws of State of Nevada, (ii) immediately preceding the effective time of the Merger, Base Ten will effect a one for one thousand share combination of the outstanding shares of Base Ten Class A Common Stock and Class B Common Stock (the "Share Combination"), (iii) after the effective time of the Merger, Base Ten will change its state of incorporation from New Jersey to Nevada by means of a merger with and into a wholly-owned Nevada subsidiary of Base Ten formed solely for the purpose of effecting such change (the "Reincorporation"), (iv) Base Ten will issue certain merger consideration, and (v) Base Ten will own such number of shares of the capital stock of the Company that will constitute all of the outstanding capital stock of the Company;

                  WHEREAS, the Boards of Directors of each of Base Ten, Newco, and the Company have duly approved this Amendment and the transactions contemplated hereby; and

                  WHEREAS, unless otherwise stated, capitalized terms contained herein have the meanings set forth in the Amended and Restated Merger Agreement.

                  NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements set forth in this Amendment, the Parties hereby agree as follows:

                  SECTION 1. Supplemental Investment in the Company.

                      (a) Prior to or concurrent with the execution of this Amendment, Base Ten, which purchased 800,000 shares of the Company's Series A-3 Preferred Stock upon the closing of the Original Merger Agreement, shall purchase an additional 200,000 shares of the Company's Series A-3 Preferred Stock (the "February BT Purchased Shares") for an aggregate purchase price of $50,000 ($0.25 per share), on the terms and conditions set forth in the February Purchase Agreement, dated as of the date hereof, by and among Base Ten and the Company, substantially in the form of Exhibit A annexed hereto.

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                      (b) The parties agree that wherever the term "BT Purchased
Shares" is used in the Amended and Restated Merger Agreement, such reference shall also include the February BT Purchased Shares.

                  SECTION 2. Amendment to Certificate of Incorporation. The Parties agree that, subject to the approval of the shareholders of Base Ten,
Article 8 of Base Ten's Certificate of Incorporation shall be amended to read in its entirety as follows:

                  Any merger, consolidation of the corporation, or sale, lease, exchange or other disposition of all, or substantially all, the assets of the corporation, if not in the usual and regular course of its business as conducted by the corporation, shall require the affirmative vote of two-thirds of the votes cast by holders of share entitled to vote thereon.

                  SECTION 3. Merger Consideration. Section 1.4(b)(i) of the Amended and Restated Merger Agreement is hereby amended to read, in its entirety, as follows:

                                 (i) Each share of the Capital Stock of the
                  Company issued and outstanding immediately prior to the Effective Time, excluding any treasury shares and shares to be canceled pursuant to this Agreement (collectively, the "Company Shares"), shall be converted at the Effective Time, subject to the Share Combination to occur prior to the issuance of the Merger Consideration, into the right to receive 0.001919 shares (as may be adjusted from time to time based upon the actual number of fractional shares of Base Ten Common Stock repurchased by Base Ten as a result of the Share Combination; the "Exchange Ratio") of Base Ten Class A Common Stock (the "Merger Consideration"). Each certificate representing the Merger Consideration shall be stamped or otherwise imprinted with a restrictive legend indicating that the shares represented by such certificate have not been registered under the Securities Act and are not transferable unless subject to registration or an exemption therefrom, as set forth in an Opinion of Counsel acceptable to Base Ten. At the Effective Time, stockholders of the Company immediately prior to the Effective Time will own approximately 75% of the post merger outstanding shares of Base Ten and stockholders of Base Ten immediately prior to the Effective Time will own approximately 25% of the post merger outstanding shares of Base Ten, subject to the Share Combination All shares of Capital Stock of the Company owned directly or indirectly by the Company shall be canceled and retired and shall cease to exist and no capital stock of Base Ten, cash or other consideration shall be paid or delivered in exchange therefor.


                  SECTION 4. Cash Equivalents. Section 6.2(n) of the Amended and Restated Merger Agreement is hereby amended to read, in its entirety, as follows:

                                     (n) On the Closing Date, Base Ten shall
                  have cash or cash equivalents of no less than $400,000.00 in the accounts identified on Schedule 3.21 after the payment of all current liabilities payable in the ordinary course of business excluding $116,000 not expected to be paid, and the payment of liabilities reflected as due upon the consummation of the Merger on Schedule 3.15.


                  SECTION 5. Change of Control Payment.

                      (a) Schedule 3.15 to the Amended and Restated Merger Agreement is deleted and replaced in its entirety with Schedule 3.15 attached to this Amendment.

                      (b) Base Ten shall pay the Change of Control Payment (as set forth on Schedule 3.15) to Kenneth W. Riley, the Chief Financial Officer of Base Ten, in cash, as follows: $30,000 shall be paid by Base Ten to Mr. Riley on or before the date of this Amendment, and the balance of $90,000 of the Change of Control Payment shall be paid in full to Mr. Riley at the effective time of the Merger.

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                  SECTION 6. Events of Termination. Section 7.1(b) and Section
7.1(c) of the Amended and Restated Merger Agreement are hereby amended to read, in their entirety, as follows:

                             (b) by either Base Ten or the Company if the
                  Merger shall not have been consummated on or before April 30, 2002, provided the terminating party is not otherwise in material breach of its obligations under this Agreement;

                             (c) by either Base Ten or the Company if this
                  Agreement is not approved at the 2002 annual meeting of the stockholders of Base Ten or at such other meeting of the stockholders of Base Ten held prior to April 30, 2002;

                  SECTION 7. Miscellaneous.

                      (a) Waivers, Amendments to be in Writing. No waiver, amendment, modification or supplement of this Amendment will be binding upon a Party unless such waiver, amendment, modification or supplement is set forth in writing and is executed by such Party.

                      (b) Successors and Assigns. Except as otherwise expressly provided in this Amendment, all covenants and agreements set forth in this Amendment by or on behalf of the Company and Base Ten will bind and inure to the benefit of the respective successors and assigns of the Company and Base Ten, whether so expressed or not. Notwithstanding the foregoing, neither this Amendment nor any of the rights, interests or obligations hereunder may be assigned by either party without the prior written consent of the other party.

                      (c) Governing Law. This Amendment will be governed by and construed in accordance with the domestic laws of the State of New Jersey, without giving effect to any choice of law or conflict rule of any jurisdiction that would cause the laws of any other jurisdiction to be applied. In furtherance of the foregoing, the internal law of the State of New Jersey will control the interpretation and construction of this Amendment, even if under any choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply.

                      (d) Jurisdiction. Each of the Parties hereby (i) irrevocably submits to the jurisdiction of the state courts of, and the federal courts located in, the State of New Jersey in any action or proceeding arising out of or relating to, this Amendment, (ii) waives, and agrees to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Amendment or the subject matter hereof may not be enforced in or by such court, and waives and agrees not to seek any review by any court of any other jurisdiction which may be called upon to grant an enforcement of the judgment of any such court.

                      (e) Ratification; Interpretation. Except as expressly modified by this Amendment, the Amended and Restated Merger Agreement shall remain in full force and effect, and its terms and provisions are hereby ratified and affirmed in all respects. Without limiting the generality of the foregoing, the parties agree that in the event of a conflict between any provision of the Amended and Restated Merger Agreement and this Amendment, the provisions of this Amendment shall control.

                      (f) Severability of Provisions. If any provision of this Amendment is held to be invalid for any reason whatsoever, then such provision will be deemed severable from the remaining provisions of this Amendment and will in no way affect the validity or enforceability of any other provision of this Amendment.

                      (g) Counterparts. The Parties may execute this Amendment in separate counterparts (no one of which need contain the signatures of all Parties), each of which will be an original and all of which together will constitute one and the same instrument.

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                      (h) Headings. The headings used in this Amendment are for
the purpose of reference only and will not affect the meaning or interpretation of any provision of this Amendment.

                  IN WITNESS WHEREOF, the Parties have executed this Amendment as of March 12, 2002.

                                 CONVERGENCEHEALTH.COM


                                 By: ________________________________
                                      Name:   Byron Gehring
                                      Title:  Chief Executive Officer

                                 BASE TEN SYSTEMS, INC.


                                 By:  _______________________________
                                      Name:   Kenneth W. Riley
                                      Title:  Chief Financial Officer

                                 NEWCO B10, INC.


                                 By:  _________________________________
                                      Name:   Kenneth W. Riley
                                      Title:  President

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                                    Exhibit A


                       FORM OF FEBRUARY PURCHASE AGREEMENT








































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                          Agreement and Plan of Merger
        Base Ten Systems, Inc., Newco B10, Inc. and ConvergenceHealth.com


                                  Schedule 3.15
                              Employees of Base Ten


Change of Control Agreement

In accordance with an agreement between Base Ten and Kenneth W. Riley, the Chief Financial Officer of Base Ten, this transaction between Base Ten and ConvergenceHealth.com will give rise to a payment in the amount of $120,000 (the "Change of Control Payment")






























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